EXHIBIT 5.1

                                  March 6, 2000

Ableauctions.com Inc.
c/o 3112 Boundary Road
Burnaby, British Columbia
Canada  V5M 4A2

     Re:  Ableauctions.com Inc. (the "Company")

Ladies and Gentlemen:

     We are delivering this opinion in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance of 3,000,000 shares of common stock ("Shares") issuable upon the exercise of options granted to certain employees, officers, directors, consultants, and service providers of the Company, of which:

     (i) 50,000 Shares are issuable upon the exercise of an option granted pursuant to a Stock Option Agreement between the Company and Barrett Sleeman dated October 14, 1999 (the "Sleeman Grant"); and

     (ii) 967,500 Shares are issuable on the exercise of options granted pursuant to the Company's 1999 Stock Option Plan (the "Plan") by participants in the Plan (the "Participants"),

(collectively, the "Option Grants").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action
(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the


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Company.  We have also assumed that the Shares will be sold in  accordance  with the terms and conditions  set forth in the Option Grants,  as established by the
authorizing   resolutions  adopted  by  the  Company's  Board  of  Directors  in accordance with such resolutions.

     Based on the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares to be sold by the Company have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment pursuant to the terms of (i) the Sleeman Grant and (ii) the Plan with respect to the Participants, the Shares will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                                   Very truly yours,


                                   /s/ Eric P. Littman
                                   --------------------------------------
                                   Eric P. Littman